Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the registration statement on Form N-4 (“Registration Statement”) of PLAIC Variable Annuity Account S of our report dated April 29, 2019, relating to the statutory financial statements and financial statement schedules of Protective Life and Annuity Insurance Company (prepared using accounting practices prescribed or permitted by the Insurance Department of the State of Alabama) as of December 31, 2018 and for each of the two years in the period ended December 31, 2018, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
November 24, 2020